            [DORNBUSH MENSCH MANDELSTAM & SCHAEFFER, LLP LETTERHEAD]


                                                          February 6, 1996





Cantel Industries, Inc.
1135 Broad Street-Suite 203
Clifton, New Jersey 07013

     RE:  MERGER OF CANTEL ACQUISITION CORP. WITH
          AND INTO MEDIVATORS, INC.
          ----------------------------------------

Gentlemen:

          We have acted as legal counsel to Cantel Industries, Inc., a Delaware corporation ("Cantel"), and its wholly-owned subsidiary, Cantel Acquisition Corp., a Minnesota corporation ("Newco"), in connection with the proposed merger ("Merger") of Newco with and into Medivators, Inc., a Minnesota corporation ("MediVators"), pursuant to the terms of an Agreement and Plan of Merger dated as of November 14, 1995 (the "Merger Agreement") by and among Cantel, Newco and MediVators, each as described in the Registration Statement on Form S-4 filed by Cantel with the Securities and Exchange Commission (the "S-4"). This opinion is being rendered pursuant to the requirements of the Merger Agreement.
Capitalized terms not defined herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

                                 I.  BACKGROUND

Pursuant to the Merger:

          Newco shall be merged with and into MediVators which shall be the surviving corporation.

          The Cantel Shares and the Cantel Convertible Securities which are outstanding at the Effective Time shall be unaffected by the Merger.

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Cantel Industries, Inc.
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          Each of the MediVators Shares issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for Cantel Shares.

          As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, the MediVators Convertible Securities which remain outstanding at the Effective Time shall thereafter entitle the holder thereof to acquire such number of Cantel Shares as such holder would have received had such MediVators Convertible Security been exercised in full for MediVators Shares immediately prior to the Effective Time. Except to the extent required to effect the exchange ratio, the exercise price of the MediVators Convertible Securities shall not be affected by the Merger. All stock option plans of MediVators shall terminate as of the Effective Time (except as to options outstanding thereunder prior to the Effective Time).

          As a consequence of the Merger, former stockholders of MediVators will become stockholders of Cantel and MediVators will become a wholly-owned subsidiary of Cantel.

          We have acted as legal counsel to Cantel in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined original documents, certified copies or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached thereto:

          (1)  the Merger Agreement;

          (2) the Certificates of Representations dated the date hereof and executed by Cantel, MediVators, [the 5% stockholders of MediVators]; and

          (3)  the S-4 and Proxy Statement; and

          (4) such other instruments and documents related to the formation, organization and operation of Cantel, Newco and MediVators and related to the consummation of the Merger and the transactions

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               contemplated in the Merger Agreement as we have deemed necessary or appropriate.

          In connection with rendering this opinion, we have assumed that:

          (a) Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and that there is due execution and delivery of all documents where due execution and delivery are a prerequisite to effectiveness thereof;

          (b) the Merger is consummated in accordance with the provisions of the Merger Agreement and all applicable state laws;

          (c) all representations, warranties and statements made by Cantel and MediVators in connection with the Merger, including but not limited to those set forth in the Merger Agreement, and specifically each representation set forth in the Certificate of Representations delivered to us by Cantel, MediVators, and MediVators' stockholders who own 5% or more of the MediVators Shares are true and accurate at all relevant times;

          (d) any facts which have been represented to the best knowledge of any person are true;

          (e) there is no plan or intention on the part of the stockholders of MediVators to sell, exchange or otherwise dispose of a number of Cantel Shares received in the Merger that would reduce the MediVators stockholders' ownership of Cantel stock to a number of Shares having a value, as of the Effective Time, of less than fifty percent (50%) of the value of all of the formerly outstanding MediVators Shares as of the same Time. For purposes of this assumption, (i) MediVators Shares exchanged for cash or other property will be treated as outstanding MediVators Shares as of the Effective Time and (ii) MediVators Shares and

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               Cantel Shares held by MediVators stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered; and

          (f) Cantel or one or more of the subsidiaries it controls (within the meaning of Section 368(c)(1) of the Code) will continue the historic business or businesses of MediVators or use a significant portion of MediVators' historic business assets in a business or in businesses.

                   II.  REPRESENTATIONS BY CANTEL, MEDIVATORS
                       AND MEDIVATORS' 5% STOCKHOLDERS

          We have relied on the following representations by Cantel, MediVators and MediVators' 5% stockholders in connection with the issuance of this opinion:

          A.   REPRESENTATIONS OF CANTEL

               1. Cantel's principal reasons for participating in the Merger are those set forth in the S-4 under the section captioned "Terms of the Merger
- Reasons for the Merger."

               2. Cantel has no plan or intention to redeem or otherwise reacquire any of the Cantel Shares issued in the Merger.

               3. Cantel has no plan or intention to sell or otherwise dispose of the stock of MediVators acquired in the Merger except for transfers of stock to corporations controlled by Cantel (within the meaning of Section 368(c) of the Code).

               4. Cantel has no plan or intention to liquidate MediVators or to merge MediVators with or into another corporation. Cantel has no plan or intention to sell or otherwise dispose of or to cause any sale or disposition of any of the assets of MediVators except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled (within the meaning of Section 368(c) of the Code) by Cantel.

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               5.   Cantel is not an investment company as defined in Sections
368(a)(2)(F)(iii) and (iv) of the Code.

               6. Following the Merger, MediVators will continue its historic business or use a significant portion of MediVators' historic business assets in a business or in businesses.

          B.   REPRESENTATIONS OF MEDIVATORS

               1. MediVators' principal reasons for participating in the Merger are (i) the fact that Cantel is a larger, more diversified company which is engaged in the sale of medical instruments as well as other businesses, (ii) Cantel's results of operations, balance sheet and financial condition, (iii) MediVators' need for additional capital to continue its operations, and (iv) the greater financial and marketing resources of the combined entities.

               2. The liabilities of MediVators and the liabilities to which the assets of MediVators are subject were incurred by MediVators in the ordinary course of business.

               3. The fair market value of the assets of MediVators will, at the Effective Time, equal or exceed the aggregate liabilities of MediVators plus the amount of liabilities, if any, to which the assets of MediVators are subject.

               4. To the best knowledge of the management of MediVators, there is no plan or intention on the part of the stockholders of MediVators to sell, exchange, or otherwise dispose of a number of Cantel Shares received in the Merger that would reduce the MediVators stockholders' ownership of Cantel Shares to a number of Cantel Shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding MediVators Shares as of the same time. For purposes of this representation, (i) MediVators Shares exchanged for cash or other property, if any, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Cantel Stock will be treated as outstanding MediVators Shares as of the Effective Time, and (iii) MediVators Shares and Cantel Shares held by MediVators stockholders and otherwise sold, redeemed, or disposed of in contemplation of the Merger prior or

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subsequent to the Merger will be considered in making this representation.

               5. MediVators is not an "investment company" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

               6. MediVators is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

               7. MediVators has no present plan or intention to sell or otherwise dispose of any of its assets except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

          C.   REPRESENTATIONS BY CANTEL AND MEDIVATORS

               1. The fair market value of the Cantel Shares to be received by each MediVators stockholder will be approximately equal to the aggregate fair market value of the MediVators Shares surrendered in exchange therefor. No MediVators stockholder will receive consideration other than Cantel Shares in exchange for his MediVators Shares, except for cash in lieu of fractional shares and payments made (if any) in connection with the exercise of dissenters' rights.

               2. There is no intercorporate indebtedness between MediVators and Cantel that was issued or acquired at a discount, or that will be settled, discharged or extinguished at a discount.

               3. Cantel, MediVators and the stockholders of MediVators will each pay their respective expenses, if any, incurred in connection with the Merger.

               4. Any compensation paid to a stockholder of MediVators who enters into an employment, consulting, or non-competition contract, if any, with Cantel (or any member of an affiliated group in which Cantel is a member) will be for services actually rendered or to be rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services. None of such compensation will represent separate consideration for the exchange of MediVators Shares for Cantel Shares. None of the Cantel Shares to be received by any shareholder-employee in the Merger will be

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separate consideration for or allocable to any employment agreement or covenant not to compete.

               5. In the Merger, MediVators Shares representing control of MediVators (as defined in Section 368(c) of the Code) will be exchanged solely for voting stock of Cantel.

               6. Following the Merger, MediVators will hold at least (i) 90% of the fair market value of its net assets and 70% of the fair market value of its gross assets, and (ii) 90% of the fair market value of Newco's net assets and 70% of the fair market value of Newco's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by MediVators or Newco to dissenters, amounts paid by MediVators or Newco to shareholders who receive cash or other property, amounts paid by MediVators or Newco to pay reorganization expenses, and all redemptions and distributions (other than regular dividends) made by MediVators will be included as assets of MediVators or Newco, respectively, immediately prior to the Merger.

               7. The Merger will constitute a statutory merger under the Minnesota Business Corporation Act.

          D.   REPRESENTATIONS OF 5% STOCKHOLDERS.

               1. There is no plan or intention by the stockholders of MediVators who own 5 percent or more of the MediVators Shares to sell, exchange, or otherwise dispose of a number of Cantel Shares received by them in the Merger which, when combined with all other planned or intended sales, exchanges or other dispositions of Cantel Shares received in the Merger, would reduce the MediVators stockholders' ownership of Shares to a number of Shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding MediVators Shares as of the same time. For purposes of this representation, (i) MediVators Shares exchanged for cash or other property, if any, will be treated as outstanding MediVators Shares as of the Effective Time, and (ii) MediVators Shares and Cantel Shares held by MediVators stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger must be considered in making this representation.

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               2.   The stockholders of MediVators who hold 5% or more of the
MediVators Shares will pay their respective expenses, if any, incurred in connection with the Merger.

                                III.  CONCLUSIONS

          Based upon and subject to the foregoing and our consideration of such other matters as we have deemed necessary or appropriate, it is our opinion that no gain or loss will be recognized by Cantel, Cantel's stockholders, MediVators or MediVators' stockholders as a result of the Merger for federal income tax purposes.

                                 IV.  DISCUSSION

          A.   MERGER TRANSACTION

               1.   STATUTORY REQUIREMENTS

                    a.  DEFINITION OF "REORGANIZATION"

                    Section 368(a)(1)(A) of the Code defines the term "reorganization" to include a statutory merger. Section 368(a)(2)(E) of the Code states that a transaction otherwise qualifying as a reorganization under
Section 368(a)(1)(A) of the Code shall not be disqualified by reason of the fact that stock of a corporation (referred to as the "controlling corporation") which before the merger was in control of the merged corporation is used in the transaction, if (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction); and (ii) in the transaction, former shareholders of the surviving corporation exchanged for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

                    But for the fact that stock of Cantel will be used to effectuate the Merger, the transaction contemplated by the Merger Agreement will meet the definitional requirements of Section 368(a)(1)(A) of the Code because Newco will merge with and into MediVators in a statutory merger under the Minnesota Business Corporation Act.

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                    For ruling purposes, the Internal Revenue Service (the
"Service") has defined the term "substantially all of its properties" to mean at least 90% of the fair market value of a corporation's net assets and 70% of a corporation's gross assets. See Rev. Proc. 77-37, 1977-2 C.B. 568. MediVators has represented that following the Merger, MediVators will hold at least (i) 90% of the fair market value of its net assets and 70% of the fair market value of its gross assets, and (ii) 90% of the fair market of Newco's net assets and 70% of the fair market value of Newco's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by MediVators or Newco to dissenters, amounts paid by MediVators or Newco to shareholders who receive cash or other property, amounts paid by MediVators or Newco to pay reorganization expenses, and all redemptions and distributions (other than regular dividends) made by MediVators will be included as assets of MediVators or Newco, respectively, immediately prior to the Merger. In addition, MediVators has represented that in the Merger, MediVators Shares representing control of MediVators (as defined in Section 368(c) of the Code) will be exchanged solely for voting stock of Cantel. For purposes of this representation, MediVators Shares exchanged for cash or other property originating with Cantel will be treated as outstanding MediVators stock on the Effective Date.

                    Based on the foregoing, the Merger should meet the definitional requirements of Section 368(a)(1)(A) of the Code by reason of
Section 368(a)(2)(E) of the Code.

                    b.  DEFINITION OF A "PARTY TO A REORGANIZATION"

                    The term "party to a reorganization" is defined under
Section 368(b)(2) of the Code to include both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another and in the case of a reorganization qualifying under
Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code, the term "a party to a reorganization" includes the "controlling corporation" referred to in that Code Section. Thus, Cantel, MediVators and Newco will each constitute a "party to a reorganization" within the meaning of Section 368(b)(2) of the Code as a result of the Merger of Newco into MediVators.

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               2.   NONSTATUTORY REQUIREMENTS

                    In addition to the statutory requirements of Section 368(a)(1)(A) of the Code, there are requirements which exist under the regulations and case law for determining whether a reorganization will receive tax-free treatment.

                    a.  BUSINESS PURPOSE

                    One of the nonstatutory requirements for a transaction to qualify as a tax-free reorganization under Section 368(a) of the Code is that there be a non-tax business purpose for the transaction. Treas. Reg. Sections 1.368-1(b) and -1;(c) and GREGORY V. HELVERING, 293 U.S. 465 (1935).

                    Cantel and MediVators have represented that there are non-tax business purposes for the Merger. Moreover, the S-4 filed by Cantel in connection with the Merger sets forth a number of non-tax business reasons for the Merger. Based on those representations, it is our opinion that the transaction will satisfy the business purpose requirement.

                    b.  CONTINUITY OF INTEREST

                    Another nonstatutory requirement is that the stockholders of MediVators must have a continuing interest in Cantel after the transaction.
This requirement, which is commonly referred to as "continuity of interest", refers in part to the character of the consideration received by the stockholders of the acquired corporation and the substantiality of their interest in the acquiring corporation. SEE Bittker and Eustice, FEDERAL INCOME TAXATION OF CORPORATIONS AND SHAREHOLDERS 12.21 (6th ed. 1994).

                    In SOUTHWEST NATURAL GAS CO. V. COMMISSIONER, 189 F.2d 332 (5th Cir. 1951), CERT. DENIED, 342 U.S. 860 (1951), the Court of Appeals summarized the continuity of interest requirement as follows:

          "While no precise formula has been expressed for determining whether there has been retention of the requisite interest, it seems clear that the requirement of continuity of interest consistent with the statutory intent is not fulfilled in the absence of a showing:

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          (1) that the transferor corporation or its shareholders retained a substantial proprietary stake in the enterprise represented by a material interest in the affairs of the transferee corporation, and
          (2) that such retained interest represents a substantial part of the value of the property transferred. [Citation omitted.]" [189 F.2d. at 334.]

                    For ruling purposes, the Service has established a requirement that at least 50% of the consideration received by the stockholders of the acquired corporation must be stock, taking into account contemporaneous sales and redemptions of stock if such sales and redemptions are part of the plan of reorganization. See Rev. Proc. 77-37, SUPRA. In addition, the Service requires a representation that there is no plan or intention on the part of stockholders of the acquired corporation who own 5 percent or more of the acquired corporation's stock and, to the best knowledge of the management of the acquired corporation, there is no plan or intention on the part of the remaining stockholders of the acquired corporation, to sell, exchange, or otherwise dispose of a number of shares of stock received in the transaction which would reduce the ownership of the stock acquired to a number of shares having a value, as of the date of the transaction, of less than fifty percent of the value of all of the formerly outstanding stock of the acquired corporation as of the date of the transaction. ID.

                    Under the Merger Agreement, each MediVators Share outstanding immediately prior to the Effective Time shall be converted and exchanged for 0.2571 Cantel Shares. Thus, the percentage of consideration to be received by MediVators stockholders will be far in excess of the 50% benchmark accepted by the Service for ruling purposes. Furthermore, MediVators stockholders who own 5% or more of the MediVators Shares have represented that they have no plan or intention, and MediVators has represented, to the best knowledge of its management, that its stockholders have no plan or intention, to dispose of a number of Cantel Shares received in the Merger which would reduce their ownership of such Shares to less than 50% of the value of the MediVators Shares owned by them immediately before the Merger.

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                    Based upon these representations, in our opinion the
continuity of interest requirement should be met in the Merger.

                    c.  CONTINUITY OF BUSINESS ENTERPRISE

                    Another nonstatutory requirement is the so-called "continuity of business enterprise" requirement. Under Treasury Regulation
Section 1.368-1(d)(2), continuity of business enterprise requires that the acquiring corporation either (i) continue the acquired corporation's historic business, or (ii) use a significant portion of the acquired corporation's historic business assets in a business.

                    In Revenue Ruling 85-197, 1985-2 C.B. 120, the Service held that the continuity of business enterprise requirement would be satisfied in a downstream merger of a holding company into its wholly owned subsidiary on the basis that the historic business of the parent was the business of its operating subsidiary. Likewise, in Revenue Ruling 85-198, 1985-2 C.B. 120, the Service held that the continuity of business enterprise requirement would be satisfied in the case of the merger of a holding company into an acquiring corporation even though the first tier operating subsidiary of the acquired company was disposed of. The acquiring company retained a second tier operating subsidiary of the acquired company as a subsidiary within the affiliated group. Accordingly, the holding company operated two businesses through its two operating subsidiaries, one of which the acquired corporation continued to operate after the transaction.

                    In the Merger, MediVators is an operating company and has operating subsidiaries. Cantel has represented that, following the Merger, (i) the MediVators business will be conducted through Cantel or through one or more subsidiaries controlled by Cantel or (ii) a significant portion of MediVators' historic business assets will be used in a business or in businesses. Based on these representations, in our opinion the continuity of business enterprise requirement will be met.

                    Based on the foregoing, in our opinion the Merger of Newco with and into MediVators will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code.

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               3.   EFFECT OF MERGER ON MEDIVATORS STOCKHOLDERS

               No gain or loss will be recognized by holders of MediVators Shares as a result of the exchange of such Shares for Cantel Shares pursuant to the Merger. Section 354(a)(1) of the Code.

               The tax basis of the Cantel Shares received by the MediVators stockholders will equal the tax basis of such stockholders' MediVators Shares exchanged in the Merger. Section 358(a)(1) of the Code. The holding period for the Cantel Shares received by the MediVators stockholders will include the holding period for the MediVators Shares that are exchanged in the Merger.
Section 1223(1) of the Code.

               4.   EFFECT OF MERGER ON MEDIVATORS

               MediVators will not recognize gain or loss as a result of the Merger because MediVators is a party to the reorganization under Section 368(b) of the Code. Section 361(a) of the Code.

               5.   EFFECT OF MERGER ON CANTEL STOCKHOLDERS

               Because the Cantel stockholders are not exchanging shares as part of the Merger, they are not parties to the reorganization under Section 368(b) of the Code and there are no tax consequences to them as a result of the Merger.

               6.   EFFECT OF MERGER ON CANTEL

               No gain or loss will be recognized by Cantel on its acquisition of the stock of MediVators in exchange for Cantel Shares. Section 1032 of the Code; Treas. Reg. Section 1.1032-1(a).

               Prior to the Effective Time, Cantel will loan up to $175,000 to MediVators. As a result of the Merger, the debtor (MediVators) will become a wholly-owned subsidiary of the creditor (Cantel), and thus a related party to the debtor. Because Section 61(a)(12) of the Code treats income from the discharge of indebtedness as ordinary income, Section 1032 of the Code (which provides that no GAIN OR LOSS is recognized to a corporation on the receipt of money or property in exchange for

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stock) will not prevent recognition of such cancellation of indebtedness income if it is realized as a result of the Merger.

               The Code and Treasury Regulations provide little guidance as to what constitutes cancellation of indebtedness income. In UNITED STATES V. KIRBY LUMBER CO., 284 U.S. 1 (1931), the Supreme Court determined that income was realized to a debtor when it repurchased bonds it had previously issued, to the extent of the excess of the issue price of the bonds over their subsequent purchase price. The Supreme Court characterized the taxpayer as having realized an accession to income as a result of the repurchase of the bonds at a discount.

               Neither the Code nor the Treasury Regulations directly address the issue of cancellation of indebtedness income in the case of a merger of a debtor and its creditor. In Revenue Ruling 72-464, 1972-2 C.B. 214, a corporation (Y) was merged into another corporation (X) after X had purchased the notes of Y. Thus, in that ruling, the creditor corporation survived the merger, whereas in the Merger the creditor will survive as the parent of the debtor.

               In Revenue Ruling 74-54, 1974-1 C.B. 76, the Service concluded that a debtor corporation that was the 100% owner of the stock of its creditor-subsidiary did not recognize any cancellation of indebtedness income upon the complete liquidation of its subsidiary. In this revenue ruling, the debtor-parent "survived" the liquidation of the subsidiary.

               The results of Rev. Rul. 72-464 and Rev. Rul. 74-54, when applied to a merger of a debtor and a creditor, are consistent with the Supreme Court's position in KIRBY LUMBER that cancellation of indebtedness income should result when there has been an accession to income. In the case of a merger of a debtor and creditor, there is no accession to income. In addition, if the Service were to take the position that MediVators, as debtor, realized cancellation of indebtedness income as a result of the Merger, presumably Cantel would realize an equal and offsetting loss on its note receivable.

               In 1991, the Service issued proposed regulations under Section 108(e)(4) of the Code and stated in the notice accompanying the proposed regulations that it expected to issue regulations providing that recognition of discharge of indebtedness income would be appropriate where debtors acquire

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February 6, 1996
Page 15


their own debt in nonrecognition transactions such as mergers that qualify as reorganizations under Section 368 of the Code. See Notice 90-90, 1991-1 C.B.
774. Because the Service's stated concerns in that Notice were with acquisitions of assets with built-in gain (such as the acquisition of a note that previously had been acquired at a discount by the creditor) and similarly with the liquidation of a subsidiary by a parent corporation that had purchased the subsidiary's note at a discount, these proposed regulations should not affect the foregoing analysis because Cantel has a basis in the MediVators note equal to its face amount. See also Proposed Treasury Regulation Section 1.1502-13(d) and Notice 94-49, 1994-18 I.R.B. 8.

               Based on the foregoing, we are of the view that MediVators should not recognize any cancellation of indebtedness income as a result of the Merger or, if it did, Cantel would realize an equal and offsetting loss on its note receivable.

               This opinion only addresses certain federal income tax consequences of the Merger; it does not address any state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein.

               No opinion is expressed as to any transaction other than the Merger or as to any transaction (including the Merger) if the transactions described in the Merger Agreement and S-4 are not consummated (i) in accordance with the terms of the Merger Agreement and S-4 and without waiver of any material provision thereof, and (ii) in accordance with applicable law, or if all of the representations, warranties, statements and assumptions upon which we have relied (as set forth herein) are not true and accurate at all relevant times. If any such representation, warranty, statement or assumption is not true, correct and complete in all material respects, our opinion would be adversely affected and should not be relied upon.

               This opinion only represents our best judgment as to the probable federal income tax consequences of the Merger and is not binding on the Service or the courts. The conclusions are based on the Code, existing judicial decisions, regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the conclusions stated herein. However, in

Cantel Industries, Inc.
February 6, 1996
Page 16


rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

               Formal Opinion 85-352 of the American Bar Association Standing Committee on Ethics and Professional Responsibility (the "Opinion") provides that when rendering tax advice with respect to a matter affecting a client's tax return, counsel should advise of the possibility of the imposition of a penalty if there is a substantial understatement of tax liability due to a position taken on the tax return, unless there is substantial authority for such treatment or the relevant facts affecting the item's tax treatment are adequately disclosed on the return. See Section 6662 of the Code. The Opinion further states that counsel should advise fully as to whether there is substantial authority.

               Although it is not clear whether a determination by the Service contrary to our opinions expressed herein would provide a basis for assertion of a penalty against Cantel, Cantel stockholders, MediVators or MediVators stockholders, we believe that the authorities described above provide substantial authority within the meaning of Section 6662 of the Code so that additional disclosure is not required.


               This opinion has been delivered to you solely for use in connection with the Merger and is intended solely for that purpose. It may not be used, circulated, quoted, relied upon or otherwise referred to in whole or in part for any other purpose or by any other person or entity without our prior written consent. We also consent to the use of this opinion as an exhibit to the S-4 and to the reference to Dornbush Mensch Mandelstam & Schaeffer, LLP under the caption "Certain Federal Income Tax Consequences" in the S-4.
In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                           Very truly yours,

                           DORNBUSH MENSCH MANDELSTAM
                              & SCHAEFFER, LLP


                           By: /s/ Dornbush Mensch Mandelstam & Schaeffer, LLP
                               -----------------------------------------------